Exhibit 10.105

Ore Pharmaceuticals Inc.
610 Professional Drive, Suite 101
Gaithersburg, Maryland 20879

February 26, 2009

Mr. Mark J. Gabrielson
343 Commercial Street, # 403
Boston, MA  02109

RE:       Offer of Employment – Chief Executive Officer of Ore Pharmaceuticals Inc.

Dear Mark:

It is with pleasure that I offer you the position of Chief Executive Officer (“CEO”) of Ore Pharmaceuticals Inc. (the “Company”).  This letter defines your role and the key terms and conditions of your employment.

Effective Date

Your appointment as CEO is effective as of March 2, 2009 (the “Employment Date”).

Employment as CEO

The Company will employ you as the Chief Executive Officer (“CEO”) of the Company.  In your capacity as CEO, you shall perform such executive and management duties and assume such other responsibilities as may be assigned to you from time to time by the Board of Directors and that are appropriate to your role as CEO.

Reporting Relationships

You will report to the Board of Directors.  All Company employees will directly or indirectly report to you.

Conditions for Your Employment

You accept employment as CEO of the Company and will perform your duties faithfully and to the best of your abilities.  You shall devote your full working time and creative energies to the performance of your duties hereunder and you will at all times devote such time and efforts as are reasonably required to fulfill the significant responsibilities entrusted to you.

You will immediately terminate all work not related to the Company and its operations and you will not undertake any work or serve as an officer, Director, employee or advisor of any other entity not related to the Company, without the prior approval of the Board of Directors.

The Board understands that you currently serve on the Board of Directors of Pulmatrix Inc. and that that obligation will continue, provided that this obligation does not materially interfere with your performance of your duties as CEO of the Company.

Prior to your Employment Date, you agree to enter into the Company’s standard confidentiality and intellectual property agreement(s) and into a non-compete and non-solicitation agreement which would survive the termination of this agreement for an appropriate period.

The Chairman will consult with you over the next 90 days regarding the composition of the Board of Directors of the Company.

Compensation

Salary:  Your initial base salary shall be paid at the rate of $200,000 per annum, subject to such deductions as are required by tax and other applicable laws, and such other deductions as are authorized by you.  Your salary rate shall immediately be increased to $300,000 per annum (the “Adjustment”) in the event that the Company, directly, or indirectly through an entity in which the Company retains a significant economic interest (as determined in the opinion of the Board of Directors of the Company), consummates one or more related debt or equity capital raising transactions as a result of which the Company or such related entity shall have received at least $10 million in net working capital proceeds (a “Financing”).  If the net working capital proceeds from the Financing are greater than $10 million, the base salary Adjustment shall equal $300,000 plus $10,000 per annum for each $1 million raised in excess of $10 million up to a maximum of $400,000 per annum.

In addition to the foregoing Adjustment, your compensation shall be subject to annual review by the Board and may be modified from time to time based on performance and the compensation policies of the Company in effect from time to time.

Special Incentive Stock Award:

The Board of Directors has approved the granting to you of an option to purchase 500,000 shares of Common Stock of the Company under the terms and conditions of the Company’s 1997 Equity Incentive Plan (the “Plan”) and the option agreement and subject to the following further terms and conditions.  The option will be granted to you on your Employment Date or, if no closing sale price for ORXE Common Stock is reported on February 27, 2009, on the first business day thereafter for which a closing sale price has been reported on the immediately preceding business day.  The exercise price of the option will be the Fair Market Value on the grant date, as provided for in the plan (the “Option”).

This option will become exercisable as follows:

  300,000 option shares will vest in equal monthly increments over the two years immediately following your Employment Date;
  200,000 option shares will vest upon consummation of a Financing, provided that such Financing occurs within two years of your Employment Date.
  The option shall immediately become exercisable immediately in full in the event of a Change of Control. A Change of Control, for this purpose shall mean the occurrence of one or more of the following events: (1) a sale of all or substantially all of the assets of the Company to an unrelated third party (excluding, for example, a transfer of compounds or other related assets in connection with a financing plan); (2) a merger or consolidation in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to such merger or consolidation fail to acquire at least fifty percent (50%) of the beneficial ownership of the securities of the surviving corporation (or an entity controlling the surviving corporation); (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common shares outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise and the stockholders of the Company immediately prior to such merger fail to acquire at least fifty percent (50%) of the beneficial ownership of the securities of the Company (or an entity controlling the Company); or (4) the acquisition in a single transaction or series of related transactions by any person, entity or group of persons or entities (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

The option will have a 10-year term.  The stock option will be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, (“Code”) to the maximum extent permitted by the law and the Plan; any remaining portion of the stock option will be treated as a Non-Statutory Stock Option.

Special Incentive Cash Bonus:

If, at any time during the two years following your Employment Date, the Company consummates (i) a Financing or (ii) any subsequent financing in which the Company, directly, or indirectly through a related entity in which the Company retains a significant economic interest, consummates one or more related transactions in which the Company or such affiliate receives net working capital proceeds, you will be paid a bonus.  Such bonus shall be paid in cash immediately following the Company’s or its related entity’s receipt of the net working capital proceeds of such Financing or financing.  Such bonus shall be in an amount equal to one half of one percent of such net working capital proceeds.

Benefits:  As of your Employment Date you shall participate fully in all standard Company executive compensation and benefit programs as in effect from time to time, including but not limited to incentive stock option grants and performance cash incentive plans to the extent determined by the Compensation Committee, and family health insurance, retirement plans, vacation, etc.  You understand that it is the intention of the Board of Directors that the Company’s current Executive Severance Plan be terminated as to any future participants and you hereby waive any rights under that Plan that you otherwise would have as a result of your being employed by the Company prior to the formal termination of the Plan.

At Will Employment:  You understand and agree that this letter agreement and documents specifically referenced herein constitute the entire agreement of employment between you and the Company.  Under this letter you are an “at will” employee, and serve in your role at the pleasure of the Board.  As such you understand that your employment can be terminated at any time with or without cause.  In the event that your employment with the Company is terminated, you will immediately offer to the Board of Directors your resignation from any other positions with the Company and/or its affiliates, including as a member of the Board of Directors.

We look forward to your leadership.

Sincerely;

/s/ J. Stark Thompson
J. Stark Thompson
Chairman of the Board
Ore Pharmaceuticals Inc.

Accepted and Agreed:

/s/ Mark J. Gabrielson  Date: February 26, 2009
Mark J. Gabrielson

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